Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Franklin Covey Co.:

We consent to the use of our reports dated November 13, 2006, with respect to the consolidated balance sheets of Franklin Covey Co. as of August 31, 2006 and 2005, and the related consolidated statements of income and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended August 31, 2006 and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of August 31, 2006 and the effectiveness of internal control over financial reporting as of August 31, 2006, incorporated herein by reference.

Our report dated November 13, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of August 31, 2006, expresses our opinion that Franklin Covey Co. did not maintain effective internal control over financial reporting as of August 31, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the material weakness was that policies and procedures regarding capturing and recording accounts payable for services were inadequate to ensure the completeness and accuracy of recording liabilities in the correct period in which the service was provided. As a result, misstatements existed in the Company’s current liabilities in its preliminary fiscal 2006 consolidated financial statements. The material weakness resulted in more than a remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not be prevented or detected.

/s/ KPMG LLP

Salt Lake City, UT
November 30, 2006